                                                       Exhibit 99.11

           ---------------------------------------------------------



                               PURCHASE AGREEMENT

                           dated as of June 21, 1999

                                  by and among

                          GENERAL MOTORS CORPORATION,
                         HUGHES ELECTRONICS CORPORATION

                                      and

                              AMERICA ONLINE, INC.



           ---------------------------------------------------------

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
I.   DEFINITIONS.......................................................  1

II.  THE PURCHASE OF PREFERENCE STOCK..................................  5

     2.1  Purchase of Preference Stock.................................  5

III. REPRESENTATIONS AND WARRANTIES OF INVESTOR........................  5

     3.1  Investment Intention.........................................  5

     3.2  Financial Capability.........................................  6

     3.3  Corporate Existence..........................................  6

     3.4  Corporate Power; Authorization; Enforceable Obligations......  6

     3.5  Brokers......................................................  7

IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY...........  7

     4.1  Authorized and Outstanding Shares of Capital Stock...........  7

     4.2  Authorization and Issuance of Preference Stock...............  7

     4.3  Securities Laws..............................................  8

     4.4  Corporate Existence; Compliance with Law.....................  8

     4.5  Corporate Power; Authorization; Enforceable Obligations......  8

     4.6  SEC Filings; Financial Statements............................  9

     4.8  Brokers...................................................... 10

V.   COVENANTS......................................................... 10

     5.1  Additional Agreements; Commercially Reasonable Efforts....... 10

     5.3  Transfers of Shares.......................................... 11

     5.4  Restrictive Legends.......................................... 13

     5.5  Purchase Rights.............................................. 13

     5.6  Market Valuation Protection in Event of Certain Conversions.. 14

VI.  MISCELLANEOUS..................................................... 16

     6.1  Notices...................................................... 16

     6.2  Binding Effect; Assignability; Benefits...................... 17

     6.3  Amendment.................................................... 17

     6.4  Section and Other Headings................................... 17

     6.5  Severability................................................. 17

     6.6  Interpretation............................................... 17

     6.7  Counterparts................................................. 18

     6.8   Governing Law................................................  18

     6.9   Expenses.....................................................  18

     6.10  Confidentiality..............................................  18

     6.11  Entire Agreement.............................................  19


Exhibits
--------

     Exhibit A  Certificate of Designations

                               PURCHASE AGREEMENT
                               ------------------

          PURCHASE AGREEMENT, dated as of June 21, 1999 by and among GENERAL MOTORS CORPORATION, a Delaware corporation ("Parent"), HUGHES ELECTRONICS CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and AMERICA ONLINE, INC., a Delaware corporation ("Investor").


                             W I T N E S S E T H
          WHEREAS, Parent has agreed to issue and sell, and Investor has agreed to purchase, upon the terms and conditions hereinafter provided, shares of Parent's Series H 6.25% Automatically Convertible Preference Stock, which shall have the rights, powers and preferences provided hereby (the "Preference Stock");

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

I.  DEFINITIONS
    -----------

          "$1-2/3 Common Stock" has the meaning set forth in Section 4.1.

          "Affiliate" means, with respect to any Person, any other Person who directly or indirectly is in control of, is controlled by or is under common control with, such Person.

          "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of California.

          "Certificate of Designations" means the Certificate of Designations to Parent's Restated Certificate of Incorporation, as amended, setting forth the rights, powers and preferences of the Preference Stock in accordance herewith.

          "Class H Dividend Base" means the denominator of the fraction used for purposes of computing the "Available Separate Consolidated Net Income of Hughes" pursuant to the Restated Certificate of Incorporation of Parent, as amended through the date hereof.

          "Closing Price" of a share of Common Stock on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such share on the NYSE on such date or, if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if it is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if it is not so reported, the last quoted bid price for the

Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of a share of Common Stock on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by Parent.

          "Common Stock" means the Class H Common Stock, par value $0.10 per share, of Parent.

          "Confidential Information" means any information relating to or disclosed in the course of the negotiation or performance of any of the Transaction Documents, which is or should be reasonably understood by the receiving party to be confidential or proprietary to the disclosing party, including, but not limited to, the material terms of any Transaction Document, any working materials of any of the parties, information about authorized users of AOL, DIRECTV or DirectPC, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public or (d) lawfully obtained from any third party who was not under an obligation to maintain the confidentiality of such information. The existence of any and all of the Transaction Documents and the terms hereof shall be deemed Confidential Information, provided that the Parties shall be able to disclose the existence of the Transaction Documents to third parties only as reasonable necessary to further a specific purpose of such Transaction Document and subject to a non-disclosure agreement no less restrictive than the confidentiality provisions herein.

          "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Preference Stock.

          "DTV" means DIRECTV, Inc., a California corporation.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          "Fair Market Value" on any day means the average of the daily Closing Prices of a share of Common Stock on the five (5) consecutive Trading Days ending not later than the earlier of the day in question or the day before the "ex" date with respect to any issuance or distribution in respect of which Fair Market Value is to be computed. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

          "HNS" means Hughes Network Systems, a division of Subsidiary.

          "Investor" has the meaning set forth in the recitals.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

          "Master Agreement" means the Master Agreement, dated as of June 21, 1999, among Investor, DTV, Subsidiary, and HNS.

          "Material Adverse Effect" means, with respect to any party hereto, a material adverse effect on the business, affairs, assets, operations or financial condition of such party and its subsidiaries, taken as a whole (other than those arising from general economic or industry-wide events or occurrences) or on the ability of such party to perform in all material respects its material obligations under this Agreement; provided, however that the term "Material Adverse Effect" shall exclude a material adverse effect arising as a result of the transactions contemplated by this Agreement, including without limitation the announcement thereof.

          "NYSE" means the New York Stock Exchange.

          "Parent" has the meaning set forth in the recitals.

          "Permitted Transferee" has the meaning set forth in Section 5.3(a).

          "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "Preference Stock" has the meaning set forth in the recitals.

          "Public Offering" means an underwritten public offering registered under the Securities Act.

          "Restricted Shares" has the meaning set forth in Section 5.3(a).

          "SEC" means the U.S. Securities and Exchange Commission, or any successor thereto.

          "SEC Documents" has the meaning set forth in Section 4.6.

          "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

          "Share Delivery Date" means June 24, 1999.

          "Share Price" means the average of the Closing Prices per share of Common Stock on June 16, June 17, June 18, June 21, June 22 and June 23, 1999.

          "Trading Day" means a day on which the Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

          "Transaction Documents" means this Agreement, the Certificate of Designations, the Registration Rights Agreement, dated as of June 21, 1999, between Parent and Investor, the Master Agreement and the Venture Agreements.

          "Transfer" has the meaning set forth in Section 5.3(a).

          "Venture Agreements" means (i) the Satellite Access Services and Marketing Agreement, dated as of June 21, 1999, between Investor and HNS, (ii) the Set Top Box Development, Distribution and Co-Marketing Agreement, dated as of February 9, 1999, as amended by the First Amendment thereto dated as of June 21, 1999, among Investor, HNS and DTV, (iii) the Marketing Agreement, dated as of June 21, 1999, between Investor and DTV (such three agreements being the "Clause I Thru III Agreements"), (iv) the DIRECTV Sales Agency Agreement, dated as of June 21, 1999, between Investor and Subsidiary, (v) the Media Buy Agreement (as defined in the Master Agreement), (vi) the Intellectual Property License Agreement, dated as of June 21, 1999, between Investor and HNS and (vii) the Electronic Program Guide and Interactive Services Agreement dated as of June 21, 1999 (the "Clause VII Agreement").

          References to this "Agreement" shall mean this Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

II.  THE PURCHASE OF PREFERENCE STOCK
     --------------------------------

          2.1 Purchase of Preference Stock. Subject to the terms and conditions set forth in this Agreement, Investor subscribes for and agrees to purchase from Parent, and Parent agrees to issue and sell to Investor, on the Share Delivery Date, a number of shares of Preference Stock equal to the quotient obtained by dividing (i) the quotient obtained by dividing (A) $1,500,000,000 by (B) the Share Price by (ii) ten (10). The aggregate purchase price for the Preference Stock subscribed for by Investor is $1,500,000,000. On the Share Delivery Date, Investor shall pay such $1,500,000,000 purchase price in full by wire transfer of immediately available funds to an account of Parent designated by Parent.

          2.2 Delivery of Shares. On the Share Delivery Date, Parent will (i) execute and file with the Secretary of State of the State of Delaware a Certificate of Designations to create the Preference Stock substantially in the form of Exhibit A attached hereto (with all blanks therein filled appropriately as described in the last sentence of this paragraph) and (ii) deliver to Investor a certificate or certificates (or evidence of book entry ownership, at Parent's option) representing the number of shares of Preference Stock determined pursuant to Section 2.1, registered in the name of Investor. Such certificates or book entry shall be dated June 24, 1999. The Certificate of Designations as filed with the Secretary of State shall state (i) an annual dividend rate for purposes of calculating Preferential Dividends (as defined in the Certificate of Designations) in Section 3(i) thereof equal to 6.25% of the Share Price multiplied by ten (10), (ii) a liquidation preference per share for purposes of Section 4(i) thereof equal to the Share Price multiplied by ten
(10), (iii) a "Threshold Price" (as such term is used in the definition of "Exchange Rate" in Section 13 thereof) equal to 124% of the Share Price, (iv) an "Initial Price" (as defined in Section 13 thereof) and stated value equal to the Share Price multiplied by ten (10) and (v) the number of authorized shares of Preference Stock equal to the number of shares of Preference Stock determined pursuant to Section 2.1.

III. REPRESENTATIONS AND WARRANTIES OF INVESTOR
     ------------------------------------------

          Investor makes the following representations and warranties to Parent and Subsidiary as of the date hereof:

          3.1 Investment Intention. Investor is purchasing the Preference Stock for its own account, for investment purposes and not with a view toward, or for the purpose of, the resale or distribution thereof. In addition to the restrictions contained in Section 5.3, Investor will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Preference Stock, the Conversion Shares, or any securities issued or issuable with respect to any of the Preference Stock or Conversion Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise (including without limitation in connection with any exchange offers by Parent, Subsidiary or any successor to or Affiliate of either of them) or any securities issued pursuant to Section 6(iii)(d)(II) or 7 of the Certificate of Designations which the holders thereof are entitled to receive, in each case except pursuant to a registration under the Securities Act, pursuant to an exemption therefrom or in a transaction not subject thereto, and, in any event, in compliance with all applicable state securities or blue sky laws.

          3.2 Financial Capability. Investor has sufficient immediately available funds to purchase the shares of Preference Stock described in Section
2.1 and consummate the transactions contemplated by this Agreement.

          3.3 Corporate Existence. Investor is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect on Investor).

          3.4 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents: (i) are within Investor's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Investor's certificate of incorporation or by-laws; (iv) will not violate, any law or regulation, or any order or decree of any Governmental Authority binding on Investor, except as would not have a Material Adverse Effect on Investor; (v) will not conflict with in any material respect, or result in the material breach or termination of, constitute a material default under or accelerate any performance required by, any material lease, agreement, contract, bond, indenture, note or other instrument to which Investor or any of its subsidiaries is a party or by which Investor, any of its subsidiaries or any of their property is bound; and (vi) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except for the filing and expiration of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with any issuance of Common Stock or other voting securities upon conversion, redemption or exchange of Preference Stock or other voting securities issued pursuant to or in respect of the Preference Stock or any securities for or into which Preference Stock may be converted, exchanged or redeemed). This Agreement and the other Transaction Documents have been duly executed and delivered by Investor and constitute the valid and binding obligations of Investor, enforceable against it in accordance with their respective terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.5 Brokers. Except for Bear Stearns & Co. Inc., whose fees will be paid by Investor, there is no investment banker, broker, lender or other intermediary which has been retained by or is authorized to act on behalf of Investor or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY
     -------------------------------------------------------

          Parent and Subsidiary jointly and severally make the following representations and warranties to Investor as of the date hereof:

          4.1 Authorized and Outstanding Shares of Capital Stock. As of June 16, 1999, (a) 600,000,000 shares of Common Stock were authorized and 112,322,973 shares of Common Stock were issued and outstanding, (b) 2,000,000,000 shares of common stock, par value $1-2/3 per share, of Parent (the "$1-2/3 Common Stock") were authorized and 647,303,620 shares of $1-2/3 Common Stock were issued and outstanding, (c) 6,000,000 shares of preferred stock, without par value, were authorized and no shares were issued and outstanding and (d) 100,000,000 shares of preference stock, $0.10 par value, were authorized and 753,663 shares were issued and outstanding and designated as Series D 7.92% Preference Stock, represented by 3,014,654 depositary shares and 1,253,852 shares were issued and outstanding and designated as Series G 9.12% Preference Stock, represented by 5,015,410 depositary shares. All of the issued and outstanding shares of Common Stock, $1-2/3 Common Stock and preference stock referred to above have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Except for (x) up to 20,121,514 shares of Common Stock issuable in connection with the Agreement and Plan of Merger, dated as of December 11, 1998, among Parent, Subsidiary and United States Satellite Broadcasting Company, Inc. and
(y) shares of Common Stock reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Common Stock granted by Parent or Subsidiary pursuant to any employee benefit plan of Parent or Subsidiary, as of the date hereof, there are outstanding (A) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of Common Stock and (B) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any Common Stock, or securities convertible into or exchangeable for Common Stock. There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Stock.

          4.2 Authorization and Issuance of Preference Stock. On the Share Delivery Date, the issuance of the shares of Preference Stock to Investor pursuant to this Agreement will be duly authorized by all necessary corporate action on the part of Parent, and upon delivery to Investor of the certificates (or other evidence of ownership) representing the Preference Stock against payment in accordance with the terms hereof, such Preference Stock will have been validly issued, fully paid and non-assessable, free and clear of all Liens (other than any arising from the ownership thereof by Investor). On the Share Delivery Date, the issuance of the Conversion Shares will be duly authorized by all necessary corporate action on the part of Parent and, when issued upon conversion of such Preference Stock in accordance with the Certificate of Designations, such Conversion Shares will have been validly issued, fully paid and non-assessable. As of the Share Delivery Date, Parent will have reserved the shares of Common Stock for issuance upon conversion of the Preference Stock.

          4.3 Securities Laws. The offer, issuance, sale and delivery of the Preference Stock, as provided in this Agreement and assuming that the representations and warranties of Investor contained herein are true and correct, are exempt from the registration requirements of the Securities Act. Neither Parent nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Parent under circumstances which would require the integration of such offering with the offering of the Preference Stock under the Securities Act) which would subject the offering, issuance or sale of the Preference Stock to the registration requirements of the Securities Act.

          4.4 Corporate Existence; Compliance with Law. Each of Parent and Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect on Parent or Subsidiary); and (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted.

          4.5 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Parent and Subsidiary of this Agreement and the other Transaction Documents to which either is a party, and the issuance and sale of the Preference Stock pursuant hereto: (i) are within Parent's or Subsidiary's corporate power, as applicable; (ii) have been duly authorized by all necessary corporate action (other than the authorization of the shares of Preference Stock, which will be authorized prior to the Share Delivery Date);
(iii) are not in contravention of any provision of Parent's or Subsidiary's certificate of incorporation or by-laws; (iv) will not violate any law, regulation, order or decree of any Governmental Authority binding on Parent or its subsidiaries, except as would not have a Material Adverse Effect on Parent or Subsidiary; (v) will not conflict with in any material respect, or result in the material breach or termination of, constitute a material default under or accelerate any performance required by, any material lease, agreement, contract, bond, indenture, note or other instrument to which Parent or any of its subsidiaries is a party or by which Parent, any of its subsidiaries or any of their property is bound; and (vi) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for the filing of an amendment to Parent's Restated Certificate of Incorporation, as amended, to authorize the Preference Stock, substantially in the form of the Certificate of Designations, (B) for the filing and expiration of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with any issuance of Common Stock or other voting securities upon conversion, redemption or exchange of Preference Stock or other voting securities issued pursuant to or in respect of the Preference Stock or any securities for or into which Preference Stock may be converted, exchanged or redeemed, and (C) to the extent previously obtained or made). This Agreement and the other Transaction Documents to which either is a party have been duly executed and delivered by Parent and Subsidiary and constitute and will constitute the valid and binding obligations of Parent and Subsidiary, enforceable against Parent and Subsidiary, as applicable, in accordance with their respective terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). There are no corporate or other actions, consents or approvals of the Parent or any of its subsidiaries required for, and there are no outstanding restrictions or other impediments to, the Master Agreement and the Venture Agreements constituting the valid and binding obligation of the subsidiary of Parent that is party thereto, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.6 SEC Filings; Financial Statements. Parent has filed with the SEC all reports required under Sections 12, 13 or 15(d) of the Exchange Act since January 1, 1998 (the "SEC Documents"), each of which has complied in all material respects with all applicable requirements of the Exchange Act, as in effect on the dates such reports were filed. None of the SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the SEC Documents complied, at the time filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except, as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended (subject, in the case of the interim unaudited financial statements, to normal year-end audit adjustments).

          4.7 No Material Adverse Change. Except as described in the SEC Documents or as disclosed to Investor, there has not been, since March 31, 1999, any event or events which, alone or collectively, have had a Material Adverse Effect on

Parent, and the information contained in the SEC Documents, together with and as supplemented by the information so disclosed to Investor, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances currently prevailing.

          4.8 Brokers. Except for Goldman, Sachs & Co., whose fees will be paid by Parent or Subsidiary, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

V.   COVENANTS
     ---------

          5.1 Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in obtaining, the approval for listing on the NYSE, effective upon the official notice of issuance, of the Conversion Shares (other than treasury shares for which listing on the NYSE has already been approved),
(ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents of all third parties and Governmental Entities (including, without limitation, the filing of any notifications or other materials required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the issuance of any voting securities pursuant to the Certificate of Designations) and (iii) the execution of any additional instruments reasonably requested as necessary to consummate the transactions contemplated hereby.

          5.2 Public Announcements. Prior to the Share Delivery Date, each party hereto will agree on the text of any press release before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and none of such parties shall issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law or by obligations pursuant to any agreement with the NYSE, as determined by such party, in which case such release or statement shall be limited to a factual summary of the material provisions of this Agreement and the transaction contemplated hereby. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such disclosure with respect to the transactions contemplated hereby as each may be advised by counsel is required by law, provided that such party shall give the other party reasonable opportunity to comment upon such disclosure.

          5.3 Transfers of Shares.

          (a) General Restrictions.

               (i) Subject to Section 5.3(c) below, prior to the third anniversary hereof, Investor may not effect any transfer, sale, assignment, mortgage, pledge, hypothecation, gift, placement in trust (voting or otherwise) or other disposition (other than a transfer by operation of law or merger as part of a sale or consolidation of Investor to an unaffiliated third party, so long as the requirements of this Section 5.3 bind the successor-in-interest to such transfer by operation of law or merger to the same extent as they bind Investor) (any of which being a "Transfer"), all or any part of the shares of Preference Stock issued pursuant to this Agreement, or the Conversion Shares and any securities issued or issuable with respect to any of the Preference Stock or Conversion Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise (including without limitation in connection with any exchange offers by Parent, Subsidiary or any successor to or Affiliate of either of them or any securities issued pursuant to Sections 6(iii)(d)(II) or 7 of the Certificate of Designation) which the holders thereof are entitled to receive, or any securities purchased pursuant to Section 5.5 hereof (collectively, the "Restricted Shares"), except a Transfer to any wholly owned subsidiary of Investor in compliance with applicable law or to an unaffiliated third party as part of a sale of all or substantially all of the assets of Investor to such unaffiliated third party (each, a "Permitted Transferee"). Any purported Transfer or purported purchase or sale of any Restricted Shares or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. Prior to selling or transferring any capital stock of or other interest in any Permitted Transferee or permitting any other Person to acquire any capital stock of or other interest in any Permitted Transferee, Investor shall cause any Restricted Shares previously transferred to such Permitted Transferee to be transferred back to Investor or to any other Permitted Transferee, which Permitted Transferee shall be subject to all requirements of this Section 5.3, including without limitation Section 5.3(a)(ii) below.

               (ii) In the event of a Transfer to any Permitted Transferee, such Permitted Transferee shall be bound and obligated by, and shall be entitled to the rights and benefits afforded to Investor under the terms and provisions of, this Agreement. As a condition precedent to any such Transfer, such Permitted Transferee shall agree in writing in a form acceptable to Parent to be bound by all of the provisions and conditions of this Agreement, and no such Permitted Transferee shall be permitted to effect any Transfer of Restricted Shares which Investor is not permitted to make under this Agreement.

          (b) Notice of Proposed Transfer; Opinions of Counsel. Prior to any Transfer of any Restricted Shares to a Permitted Transferee as contemplated in Section 5.3(a), which Restricted Shares are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to Parent of such holder's intention to effect such Transfer and to comply in all other respects with this Section 5.3(b). Each such notice shall describe the manner and circumstances of the proposed Transfer and, if requested by Parent, shall be accompanied by an opinion of counsel for such holder, which counsel and opinion shall each be reasonably satisfactory to Parent, that the proposed transfer may be effected without registration of such Restricted Shares under the Securities Act. Such holder shall thereupon be entitled to Transfer such Restricted Shares in accordance with the terms of the notice delivered by such holder to Parent. Each certificate representing such Restricted Shares issued upon or in connection with such Transfer shall bear the restrictive legend required by
Section 5.4, unless the related restrictions on Transfer shall have ceased and terminated pursuant to Section 5.3(c) hereof.

          (c) Termination of Restrictions. After the earlier of (i) the third anniversary hereof; (ii) the occurrence of an Optional Conversion (as defined in the Certificate of Designations) of Preference Stock into Common Stock effected within 10 days after Parent gives notice of a DTV Sale (as defined in the Certificate of Designations) pursuant to Section 6(iv)(c) of the Certificate of Designations (a "DTV Conversion Event"); and (iii) either (A) the termination of all three of the Clause I Thru III Agreements by Investor in accordance with the terms of those agreements and the Master Agreement solely on the basis of a material breach thereof or material default thereunder by Parent or a subsidiary thereof and, in addition, the termination of the Clause VII Agreement in accordance with the terms thereof based on such termination of the Clause I Thru III Agreements or (B) the termination of all three of the Clause I Thru III Agreements by the subsidiary of Parent which is party thereto in accordance with the terms of those agreements and the Master Agreement solely on the basis of a material breach or material default thereunder by Investor and, in addition, the termination of all of the other Venture Agreements by such a subsidiary in accordance with the terms thereof based on such termination of the Clause I Thru III Agreements (a "Termination Event"), the restrictions imposed by Sections 5.3(a) and 5.3(b) shall terminate and be of no further force or effect (it being understood that the provisions of Section 5.3(d) shall continue until the first anniversary of such termination). In addition, following a DTV Sale, the restrictions imposed by Sections 5.3(a) and 5.3(b) shall terminate and be of no further force or effect (it being understood that the provisions of Section 5.3(d) shall continue until the first anniversary of such termination) with respect to any shares of Common Stock issued upon an Optional Conversion of Preference Stock; provided that Section 5.6(d) shall apply to the proceeds of any Transfer of such shares of Common Stock. The restrictive legend required by
Section 5.4 shall remain on any Restricted Shares to be Transferred unless and until Parent receives an opinion of counsel for Investor, which opinion and counsel shall be reasonably satisfactory to Parent, that the proposed Transfer may be effected without registration of such Restricted Shares under the Securities Act and that such legend may be removed. If such an opinion is delivered to Parent, the legend shall be removed.

          (d) Transfers During Underwritten Offerings. Investor covenants to Parent that Investor, in connection with any underwritten offering of Common Stock or a security convertible into or exchangeable or exercisable for Common Stock occurring before the first anniversary of the termination of transfer restrictions pursuant to Section 5.3(c), will sign a customary "lock-up" agreement restricting the Transfer of the Restricted Shares held by it or by a Permitted Transferee of the Preference Stock during the pendency of such offering and for a period of ninety (90) days following the completion of such offering; provided that such Investor shall not be required to agree to any transfer restrictions
(i) if such underwritten offering shall be on behalf of other stockholders and no agreement existing on the date hereof shall require such "lock-up" restrictions or (ii) to the extent such restrictions on Transfer are more burdensome than those to which Parent agrees in connection with such offering.

          5.4 Restrictive Legends. Except as otherwise provided by Section 5.3(c), each certificate for Restricted Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

               The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in the absence of such registration or any exemption therefrom under such Act, and in compliance with all applicable state securities or blue sky laws. In addition, such shares may be transferred only in compliance with the conditions specified in the Purchase Agreement dated as of June 21, 1999 by and among General Motors Corporation, Hughes Electronics Corporation and America Online, Inc. A complete and correct copy of such Purchase Agreement is available for inspection at the principal office Hughes Electronics Corporation, and will be furnished without charge to the holder of such shares upon written request.

          5.5 Purchase Rights. In the event of a Public Offering of shares of common stock of DTV (other than pursuant to a registration under the Securities Act on Form S-4, Form S-8 or otherwise in connection with an acquisition transaction or an offering limited to employees, directors and/or consultants of DTV or its Affiliates), Parent will make available for purchase by Investor, on a direct placement basis but otherwise on the same terms as such shares are to be sold by Parent in such Public Offering (except that Investor shall not be required to bear the underwriters' discount), if Investor so requests in the manner hereinafter provided. Investor may so request of Parent by giving Parent notice of its election to purchase such shares in the Public Offering (which notice shall be given not later than ten (10) Business Days following notice given by Parent to Investor of such proposed Public Offering) a number of the shares of common stock of DTV to be sold in such Public Offering (excluding any shares subject to an overallotment option given to the underwriters) equal to the product obtained by multiplying the number of the shares of common stock of DTV to be sold in such Public Offering (excluding any shares to be purchased by Investor pursuant to this Section 5.5) by the percentage obtained by dividing
(i) the number of shares of Common Stock into which any shares of Preference Stock held of record by Investor as of the date of such notice from Investor could be optionally converted as of such date by
(ii) the sum obtained by adding the Class H Dividend Base as of the date of such notice plus the number of shares of Common Stock into which any shares of Preference Stock held of record by Investor as of the date of such notice could be optionally converted as of such date. Notwithstanding any notice provided by Parent pursuant to this Section 5.5, Parent shall be free at any and all times to cease, or delay the timing of, any Public Offering contemplated herein. The provisions of this Section 5.5 shall only be applicable during such time as (i) there shall be any issued and outstanding shares of Preference Stock and (ii) DTV is an Affiliate of Parent. At such time as all shares of Preference Stock shall be converted, redeemed, canceled or otherwise cease to be outstanding, this Section 5.5 shall be void and of no further force or effect.

          5.6  Market Valuation Protection in Event of Certain Conversions.

          (a) All shares of Common Stock issued to Investor pursuant to a DTV Conversion Event (the "DTV Conversion Shares") shall be sold within 120 days following a DTV Conversion Event. Parent shall have the right to direct the sale by Investor of the DTV Conversion Shares, including pursuant to an underwritten public offering. Subject to the following sentence, Parent shall have the right to direct that such sale(s) of such shares be made by Investor to any Person(s), including Affiliates of Parent, and Parent shall have the right to (but shall not be obligated to) itself purchase all or any portion of such shares. Parent may direct that such sale(s) be made on such terms as are acceptable to Parent; provided that Parent shall not direct the sale of any of such shares to an Affiliate of Parent, or purchase any such shares itself, for per share consideration less than the Fair Market Value as of the proposed date of such sale or purchase. Investor and Parent shall cooperate with each other in all respects in order to effectuate any such sale in a commercially reasonable manner. Parent shall consult with Investor as to the manner of such sales and the proposed purchasers of such DTV Conversion Shares; provided that Parent shall retain the ultimate discretion with respect to the determination of all such matters.

          (b) If the aggregate proceeds payable to Investor from the sales of all of the DTV Conversion Shares (the "Liquidation Proceeds") are less than the aggregate liquidation preference of the shares of Preference Stock from which such DTV Conversion Shares were converted (the "Break-Even Amount"), Parent shall pay an amount of cash to Investor equal to the difference obtained by subtracting the Liquidation Proceeds from the Break-Even Amount. If the Liquidation Proceeds exceed the Break-Even Amount (such excess referred to herein as the "Excess Amount"), Investor shall be entitled to a portion of the Liquidation Proceeds equal to the sum of the Break-Even Amount plus 60% of the Excess Amount, and Parent shall be entitled to a portion of the Liquidation Proceeds equal to, and Investor shall pay to Parent an amount of cash equal to, 40% of the Excess Amount. Any payments required under this paragraph shall be made promptly after sale of any DTV Conversion Shares.

          (c) From and after a DTV Conversion Event and until all DTV Conversion Shares have been sold and Investor has been paid all amounts (if any) due to

          Investor pursuant to Section 5.6(b) above, Parent shall continue to pay to Investor an amount equal to Preferential Dividends (as defined in the Certificate of Designations) that would otherwise be payable in accordance with the terms of the Certificate of Designations as if the shares of Preference Stock converted into DTV Conversion Shares in connection with such DTV Conversion were still outstanding during such period; provided, however, that for this purpose the number of shares of Preference Stock that shall be deemed to remain outstanding during such period shall be reduced by the quotient obtained by dividing the amount of Liquidation Proceeds and other amounts remitted or paid to Investor pursuant to Section 5.6(b) above by the liquidation preference of a Series H Preference Share (as in effect immediately prior to the conversion thereof), and such Series H Preference Shares shall not be considered outstanding for this purpose as and when such Liquidation Proceeds and other amounts are so remitted or paid.

               (d) Within ten days after any Transfer by Investor or a Permitted Transferee of shares of Common Stock issued to Investor pursuant to any Optional Conversion effected at any time after a DTV Sale (other than DTV Conversion Shares, the proceeds from the sale of which are governed by paragraphs (a), (b) and (c) above) ("Post-DTV Conversion Shares"), Investor shall deliver to Parent (i) a notice indicating the number of Post-DTV Conversion Shares Transferred (other than to Permitted Transferees) and the aggregate consideration paid or payable to Investor (or any Affiliate thereof) as a result of such Transfer (other than the portion (if any) of such consideration allocable to a Transfer to a Permitted Transferee) ("Post-DTV Sale Proceeds") and (ii) an amount of cash equal to 40% of the excess (if any) of the Post-DTV Sale Proceeds over the aggregate liquidation preference of the shares of Preference Stock from which such Post-DTV Conversion Shares (other than those Transferred to Permitted Transferees) were converted. Notwithstanding the foregoing, Investor shall not sell or otherwise Transfer any such shares to an Affiliate of Investor for per share consideration less than the Fair Market Value as of the proposed date of such sale.

               (e) Investor shall consult with Parent as to the manner of sales and other dispositions of Post-DTV Conversion Shares and the proposed purchasers thereof; provided that Investor shall retain the ultimate discretion with respect to the determination of all such matters.

               (f) Promptly following the earlier of (x) the date of which Investor and its Permitted Transferees no longer own any Restricted Shares and (y) the Mandatory Conversion Date, Investor shall deliver to Parent a report indicating (i) the aggregate number of Post-DTV Conversion Shares that Investor and its Permitted Transferees shall have Transferred at any time prior to such date (other than to Permitted Transferees) (the "Transferred Post-DTV Conversion Shares") and (ii) the aggregate Post-DTV Sale Proceeds resulting from such Transfers (the "Aggregate Post-DTV Sale Proceeds"). In the event that
          (w) 40% of the excess of the Aggregate Post-DTV Sale Proceeds over the aggregate liquidation preference of the shares of Preference Stock from which the Transferred Post-DTV Conversion Shares were converted exceeds (x) the aggregate amount of cash paid to Parent pursuant to
          Section 5.6(d) above (the amount of such excess referred to herein as the "Underpayment Amount"), Investor shall promptly pay

Parent an amount of cash equal to the Underpayment Amount. In the event that (y) the sum of the aggregate amount of cash paid to Parent pursuant to Section 5.6(d) above exceeds (z) 40% of the excess of the Aggregate Post-DTV Sale Proceeds over the aggregate liquidation preference of the shares of Preference Stock from which the Transferred Post-DTV Conversion Shares were converted (the amount of such excess referred to herein as the "Overpayment Amount"), Parent shall promptly pay Investor an amount of cash equal to the Overpayment Amount.

VI.  MISCELLANEOUS
     -------------

          6.1 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

               If to Parent or Subsidiary:  General Motors Corporation
                                            100 Renaissance Center
                                            Detroit, Michigan  48265-1000
                                            Attention:  Warren G. Andersen, Esq.
                                            Facsimile:  313-974-0685

                                                      and

                                            Hughes Electronics Corporation
                                            200 N. Sepulveda Blvd
                                            El Segundo, CA 90245-0956
                                            Attention:  Roxanne Austin
                                            Facsimile:  310-322-1841

               with a copy to:              Weil, Gotshal & Manges LLP
                                            767 Fifth Avenue
                                            New York, New York  10153
                                            Attention:  Frederick S. Green, Esq.
                                            Facsimile:  212-310-8007




               If to Investor:              America Online, Inc.
                                            22000 AOL Way
                                            Dulles, VA  20166-9323
                                            Attention:  General Counsel
                                            Facsimile:  703-265-1206
               with a copy to:              Shearman & Sterling
                                            599 Lexington Avenue
                                            New York, New York  10022
                                            Attention:  Mark Kessel, Esq.
                                            Facsimile:  212-848-7179

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail, first-class postage prepaid.

          6.2 Binding Effect; Assignability; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns (including, without limitation, Permitted Transferees). Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any provision contained herein.

          6.3 Amendment. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties thereto and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          6.4 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          6.5 Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

          6.6 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          6.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of Wilmington, State of Delaware. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 6.1 hereof.

          6.9 Expenses. Each party hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          6.10 Confidentiality. Each party acknowledges that Confidential Information has been disclosed prior to the date hereof to certain other parties and may be disclosed in the future among the parties during the course of the transactions contemplated by the Transaction Documents. Each party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of each of the Transaction Documents, and for a period of three years thereafter following the expiration or termination of each such Transaction Document, to prevent the duplication or disclosure of Confidential Information of any other party, other than by or to its employees or agents who must have access to such Confidential Information to perform such party's obligations under any of the Transaction Documents and who will each agree to comply with this section. Notwithstanding the foregoing, any party may issue a disclosure containing Confidential Information without the consent of the other parties, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing party will provide at least five (5) business days prior written notice of such proposed disclosure to the party whose Confidential Information is being disclosed, and upon the request of the latter shall fully cooperate with that party in contesting such disclosure. If after such contest disclosure is still required, then the disclosing party shall reasonably seek confidential treatment of the Confidential Information from the authority requiring disclosure. Upon the expiration or termination of this Agreement, each party will, upon the written request of the other parties, return or destroy (at the option of the party receiving the request) all Confidential Information, documents, manuals and other materials specified by the requesting party. Subject to each party's obligation to protect and return or destroy each other party's Confidential Information set forth herein, nothing in this Section will be construed as a representation or agreement to restrict reassignment of any party's employees, or in any manner to affect or limit any party's present and future business activities of any nature, including business activities which could be competitive with the disclosing party. Except as expressly set forth in any Transaction Document, nothing herein or in any Transaction Document shall prohibit the disclosing party from pursuing a transaction similar to the one contemplated by any of the Transaction Documents independently or with any other third party.

          6.11 Entire Agreement. This Agreement and the exhibits hereto and the Registration Rights Agreement embody the entire agreement and understanding between the Parent and each other party hereto relating to the subject matter hereof and supersedes all prior agreements and understanding relating to the subject matter. In the event that any provision of this Agreement is found to be inconsistent with the provisions of the Master Agreement, the provisions of this Agreement shall control.

          IN WITNESS WHEREOF, Parent, Subsidiary and Investor have executed this Agreement on the day and year first above written.

                    GENERAL MOTORS CORPORATION


                    By: /s/ J.M. Losh
                       --------------------------------------------

                    Name:   J.M. Losh
                    Title:  Exec. V.P. & CFO


                    HUGHES ELECTRONICS CORPORATION


                    By: /s/ Roxanne S. Austin
                       --------------------------------------------

                    Name:   Roxanne S. Austin
                    Title:  Corporate Senior Vice President
                            and Chief Financial Officer


                    AMERICA ONLINE, INC.


                    By: /s/ David M. Colburn
                       --------------------------------------------

                    Name:   David M. Colburn
                    Title:  Senior Vice President, Business Affairs